As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 00-225770

Registration No. 3368196

Registration No. 333-63597

Registration No. 333-62400

Registration No. 333-125672

Registration No. 333-215433

Registration No. 333-238802

Registration No. 333-275698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 00-225770

Registration Statement No. 3368196

Registration Statement No. 333-63597

Registration Statement No. 333-62400

Registration Statement No. 333-125672

Registration Statement No. 333-215433

Registration Statement No. 333-238802

Registration Statement No. 333-275698

UNDER

THE SECURITIES ACT OF 1933

CRAWFORD UNITED CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0288470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

(Address, including zip code, of Principal Executive Offices)

Hickok Incorporated 1997 Outside Directors Stock Option Plan

Hickok Incorporated 1995 Outside Directors Stock Option Plan

Hickok Incorporated 1997 Key Employees Stock Option Plan

Hickok Incorporated 1995 Key Employees Stock Option Plan

Hickok Incorporated 2000 Key Employees Stock Option Plan

Hickok Incorporated 2000 Outside Directors Stock Option Plan

Hickok Incorporated 2003 Outside Directors Stock Option Plan

Hickok Incorporated 2007 Outside Directors Stock Option Plan

Hickok Incorporated 2010 Outside Directors Stock Option Plan

Hickok Incorporated 2013 Omnibus Equity Plan

Crawford United Corporation Amended and Restated 2013 Omnibus Equity Plan

Crawford United Corporation 2023 Omnibus Equity Plan

Any and all other plans referenced in the Registration Statements (as defined herein)

(Full title of the plans)

Jeffrey J. Salay

Vice President and Chief Financial Officer

Crawford United Corporation

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

(Name and address of agent for service)

(216) 243-2614

(Telephone number, including area code, of agent for service)

Copies to:

Karen Hermann

Kirill Nikonov

Venable LLP

151 West 42nd Street

New York, NY 10036

Telephone: (212) 307-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by Crawford United Corporation (formerly known as “Hickok Incorporated” and “The Hickok Electrical Instrument Company”), an Ohio corporation (the “Company”), is being filed by the Company to terminate all offerings under the Registration Statements and to deregister any and all of the Company’s Class A common stock (the “Shares”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder (provided that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits or changes in par value of the Shares, that may have been taken in the interim):

•	Registration Statement No. 00-225770, filed with the SEC on December 6, 1966, registering securities of the Company issuable pursuant to any and all benefit plans referenced therein.

•	Registration Statement No. 3368196, filed with the SEC on September 1, 1993, registering securities of the Company issuable pursuant to any and all benefit plans referenced therein.

•	Registration Statement No. 333-63597, filed with the SEC on September 17, 1998, registering (i) 21,000 Shares issuable pursuant to the Hickok Incorporated 1997 Outside Directors Stock Option Plan, (ii) 70,000 Shares issuable pursuant to the Hickok Incorporated 1997 Key Employees Stock Option, (iii) 30,000 Shares issuable pursuant to the Hickok Incorporated 1995 Outside Directors Stock Option Plan, and (iv) 70,000 Shares issuable pursuant to the Hickok Incorporated 1995 Key Employees Stock Option Plan.

•	Registration Statement No. 333-62400, filed with the SEC on June 6, 2001, registering (i) 21,000 Shares issuable pursuant to the Hickok Incorporated 2000 Outside Directors Stock Option Plan, and (ii) 100,000 Shares issuable pursuant to the Hickok Incorporated 2000 Key Employees Stock Option Plan.

•	Registration Statement No. 333-125672, filed with the SEC on June 9, 2005, registering 21,000 Shares issuable pursuant to the Hickok Incorporated 2003 Outside Directors Stock Option Plan.

•	Registration Statement No. 333-215433, filed with the SEC on January 5, 2017, registering 192,000 Shares issuable pursuant to (i) the Hickok Incorporated 2007 Outside Directors Stock Option Plan, (ii) the Hickok Incorporated 2010 Outside Directors Stock Option Plan, and (iii) the Hickok Incorporated 2013 Omnibus Equity Plan.

•	Registration Statement No. 333-238802, filed with the SEC on May 29, 2020, registering 250,000 Shares issuable pursuant to the Crawford United Corporation Amended and Restated 2013 Omnibus Equity Plan.

•	Registration Statement No. 333-275698, filed with the SEC on November 22, 2023, registering 350,000 Shares issuable under the Crawford United Corporation 2023 Omnibus Equity Plan.

This Post-Effective Amendment No. 1 is being filed in connection with the closing on February 6, 2026 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 5, 2025, (as amended, the “Merger Agreement”), by and among the Company, SPX Enterprises, LLC, a Delaware limited liability company (the “Parent”), and Project King Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (the “Merger Sub”). On February 6, 2026, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the effectiveness of the Registration Statements is hereby terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland State of Ohio, on February 6, 2026.

CRAWFORD UNITED CORPORATION

By:	/s/ Jeffrey J. Salay
Name: Jeffrey J. Salay
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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